  Exhibit 99.1

ImageWare Systems Secures $11 Million in New Funding

SAN DIEGO, CA – September 19, 2017 – ImageWare Systems, Inc. (ImageWare or IWS) (OTCQB: IWSY), a leader in mobile and cloud-based, multi-modal biometric identity management solutions, has completed an $11 million registered direct offering to certain accredited investors.

ImageWare sold an aggregate of 11,000 shares of new Series A Preferred Stock at $1,000 per share for gross proceeds of $11 million. After accounting for previously advanced cash that was converted into the transaction, new proceeds are expected to be approximately $10.1 million. ImageWare intends to use the proceeds for general corporate purposes such as marketing, sales and working capital.

The offering was conducted pursuant to the Company's shelf registration statement on Form S-3 (File No. 333-214124) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on April 28, 2017. A prospectus supplement and accompanying base prospectus relating to the offering was filed with the SEC and is available on the SEC's website at http://www.sec.gov.

Concurrently with the registered direct offering, ImageWare expects to consolidate $20.6 million worth of shares of existing Series E, Series F and Series G preferred stock into the new class of Series A Preferred Stock. The only preferred shares expected to remain outstanding after the exchange is approximately 239,000 shares of Series B Preferred Stock.

“This financing recognizes the strong progress we’ve made to commercialize our leading identity management solutions for the enterprise and consumer markets, as well as our significant prospects for growth in those areas,” said Jim Miller, ImageWare’s chairman and CEO. “Not only are we now in a better position to capitalize on the growing industry demand for biometric solutions, but we believe our bolstered balance sheet and operational momentum will enable us to further expand our partner agreements for our mobile and cloud-based products.”

Concurrent with the financing, ImageWare has appointed Robert Clutterbuck and Charlie Frischer to its board of directors.

Mr. Clutterbuck is a significant ImageWare shareholder and the founder, managing director and portfolio manager at Clutterbuck Capital Management. He gained more than 30 years of investing experience at McDonald & Company Investments, Inc., advising affluent clients, professionals and corporate executives on investment management, financial planning, estate preservation and wealth transfer strategies. During his time at McDonald & Company, Mr. Clutterbuck held several senior management positions, including serving as chairman and chief executive partner of Key Capital Partners, and as CEO of McDonald Investments Inc. from 2000 to 2002.

Currently, Mr. Clutterbuck serves as an independent director of Westmoreland Resources GP, LLC (NYSE: WMLP), a position he has held since January 6, 2015. Mr. Clutterbuck holds a B.A. from Ohio Wesleyan University and an M.B.A from the University of Pennsylvania Wharton School of Business.

Charlie Frischer currently works as a self-employed private investor, a role he has occupied since 2009. Previously, he served as general partner of LF Partners, LLC from 2009 to 2015 and as a principal at Zephyr Management, L.P. from 2005 to 2008. Prior to that, he served as a principal at Capri Capital, where he directed the firm’s real estate acquisitions program from 1995 to 2000, and as senior vice president of Ericson Memorial Studios from 1993 to 1994. Mr. Frischer holds a B.A. from Cornell University.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained from ImageWare Systems, Inc., 10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127, or by telephone at 858-673-8600.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. is a leading developer of mobile and cloud-based identity management solutions, providing biometric authentication solutions for the enterprise. The company delivers next-generation biometrics as an interactive and scalable cloud-based solution. ImageWare brings together cloud and mobile technology to offer multi-factor authentication for smartphone users, for the enterprise, and across industries.

ImageWare’s products support multi-modal biometric authentication including, but not limited to, face, voice, fingerprint, iris, palm, and more. All the biometrics can be combined with or used as replacements for authentication and access control tools, including tokens, digital certificates, passwords, and PINS, to provide the ultimate level of assurance, accountability, and ease of use for corporate networks, web applications, mobile devices, and PC desktop environments. ImageWare is headquartered in San Diego, Calif., with offices in Portland, OR, Ottawa, Ontario, and Mexico City, Mexico. To learn more about ImageWare, visit http://iwsinc.com; follow us on Twitter, LinkedIn, YouTube and Facebook.

Forward Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. (“ImageWare”) are intended to identify such forward-looking statements. ImageWare may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations:

Liolios
Cody Slach
Tel 1-949-574-3860
IWSY@liolios.com